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                                                                  Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
RealNetworks, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-42579) on Form S-8 of RealNetworks, Inc. of our reports dated January 21, 1998, except for note 9(b), which is as of March 24, 1998, relating to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows, and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 Annual Report on Form 10-K of RealNetworks, Inc.


/s/ KPMG Peat Marwick LLP


Seattle, Washington
March 27, 1998